Exhibit 99.1

Contact: Brainerd Communicators, Inc.

Jennifer Gery (media)

Mike Smargiassi/Ashley Zandy (investors)

212.986.6667

investor.relations@glenayre.com

GLENAYRE TECHNOLOGIES UPDATES SECOND HALF 2006
OUTLOOK

- Updates Expectations for Glenayre Messaging and Affirms Guidance for
Entertainment Distribution Company -

NEW YORK, September 26, 2006 – Glenayre Technologies, Inc. (Nasdaq: GEMS), a global provider of messaging solutions through Glenayre Messaging and entertainment products and services through Entertainment Distribution Company, LLC (“EDC”), today announced updated guidance for the second half of 2006.

Due to continued softness in the domestic U.S. market Glenayre now expects second-half 2006 revenue for its Messaging business to be approximately 10 percent lower than revenue reported in the first half of 2006. As much as 60 percent of the second-half revenue is expected to occur in the fourth quarter, with the timing of revenue recognition dependant on the completion of installation for systems delivered during the latter part of the third quarter. As a result, the Messaging business is expected to report an operating loss in the third quarter. Included in the loss will be one-time costs of approximately $1.3 million related to the previously announced reorganization that was implemented in August of this year. The third quarter partially benefited from this reorganization, which is expected to generate approximately $3.0 million of operating cost savings during the second half of 2006 and approximately $8.0 million of operating cost savings on an annualized basis.

The company believes that with its current cost structure, Messaging would achieve positive cash flows from operations in the fourth quarter of 2006 assuming revenue levels above approximately $13.0 million. The quarterly cash flow from operations estimates include approximately $220,000 of non-cash stock option expenses and $275,000 of allocated corporate overhead costs.

Glenayre also today affirmed that EDC remains on track to meet its year over year growth expectation, excluding acquisitions, of 5 percent to 10 percent. However, while the second half release schedule is strong, it is back-end weighted. As a result, the third quarter of 2006 is not expected to generate the same level of performance for EDC as the comparable period of 2005, with expectations for stronger fourth quarter 2006 performance compared to 2005.

“At Messaging we have successfully implemented our realignment plan and are focused on returning this business to profitability,” said Clarke H. Bailey, Glenayre’s chairman and chief

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executive officer. “At the same time, we continue to work with Jefferies Broadview to explore our strategic options for the Messaging business. Meanwhile, EDC remains on track in implementing its strategic growth plan to strengthen the company’s leadership position in the industry.”

The company previously announced that it has retained Jefferies Broadview to assist it in exploring strategic options for its Messaging business. The company cautions that there can be no assurance that this process will result in any specific transaction.

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About Glenayre Technologies

Comprised of two divisions, Glenayre Technologies (NASDAQ: GEMS) is a global provider of messaging solutions through the Glenayre Messaging business and entertainment products through Entertainment Distribution Company, LLC (EDC). Headquartered in Atlanta, GA, Glenayre Messaging is an international supplier of next-generation messaging solutions and enhanced services for wireless and wireline carriers and MSO/cable companies. Glenayre Messaging provides solutions for voice, fax and e-mail messaging, including voice mail, video mail, multimedia messaging (MMS), and short message service (SMS). Entertainment Distribution Company is the largest provider of pre-recorded entertainment products, including CDs and DVDs, for Universal Music Group, the world leader in music sales. Headquartered in New York, EDC’s operations include manufacturing and distribution facilities throughout North America and in Hanover, Germany. For more information, please visit www.glenayre.com.

Safe Harbor Statement

This news release contains statements that may be forward-looking within the meaning of applicable securities laws. The statements may include projections regarding future revenues and earnings results, and are based upon the Company's current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially. Some of these results and uncertainties are discussed in the Company's most recently filed Annual Report on Form 10-K and the Company's most recently filed Quarterly Report on Form 10-Q. These factors include, but are not limited to potential intellectual property infringement claims; internal control deficiencies; litigation; potential acquisitions and strategic investments; environmental laws and regulations; ability to attract and retain key personnel; volatility of stock price; competition; variability of quarterly results and dependence on key customers; international business risks; sensitivity to economic trends and consumer preferences; increased costs or shortages of raw materials or energy; advances in technology and changes in customer demands; development of digital distribution alternatives including copying and distribution of music and video files; continuation and expansion of third-party agreements; proprietary technology; potential changes in government regulation; potential market changes resulting from rapid technological advances; restructuring activities; variability in production levels; and compliance with Senior Secured Credit Facility covenants. The Company assumes no obligation to update any forward-looking statements and does not intend to do so except where legally required.